Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Thursday, August 9, 2018

GULF ISLAND FABRICATION, INC. REPORTS SECOND QUARTER RESULTS

Houston, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported net income of $0.5 million ($0.04 per share) on revenue of $54.0 million for the three months ended June 30, 2018, compared to a net loss of $10.9 million ($0.73 loss per share) on revenue of $45.9 million for the three months ended June 30, 2017, and a net loss of $5.3 million ($0.35 loss per share) on revenue of $57.3 million for the quarter ended March 31, 2018.

Kirk Meche, the Company's CEO and President, commented, "The improved results for the second quarter of 2018 include another strong performance from our Services Division which contributed $3.6 million in gross profit for the quarter as well as other income of $7.1 million from the sale of our Texas South Yard and settlement of our Hurricane Harvey claim.

As stated in prior earnings calls, we are focused on managing our balance sheet and building contract backlog in new markets. During the second quarter, we achieved three significant milestones with the final completion and delivery of four petrochemical modules, the sale of our Texas South Yard for net cash proceeds of $53.5 million and successful additions to our Shipyard backlog. On June 6, 2018, one of our customers exercised their option for newbuild construction for a second marine offshore research vessel in the amount of $67.6 million. As of today, our backlog is the largest it has been in four years.

We continue to market for sale our Texas North Yard, and we are in negotiations with one potential buyer and continue discussions with a number of other interested parties. We hope to have a contract for the sale of this property in the near future."

The Company's revenue backlog is $347.6 million as of August 8, 2018, including project deliveries through 2022, and has increased since March 31, 2018, due to the new awards within our Shipyard Division discussed above. Our revenue backlog includes approximately $30.2 million subject to a contract termination dispute with a customer for contracts to build two MPSVs. Pending resolution of the dispute, all work has been stopped and the vessels and associated equipment and material are in our care and custody at our shipyard in Houma, Louisiana. Revenue backlog excludes options on contracts of $562.7 million which include deliveries through 2025 should all options be exercised. The Company remains focused on adding profitable backlog to balance our portfolio of projects, executing our existing projects and managing our costs.

Condensed Balance Sheet Information	June 30, 2018	December 31, 2017
	(in thousands)

Cash and cash equivalents	$32,004	$8,983
Held-to-maturity, short-term investments	7,481	—
Insurance receivable	7,197	—
Total current assets	168,792	179,164
Property, plant and equipment, net	81,819	88,899
Total assets	256,689	270,840
Total current liabilities	36,119	48,665
Total shareholders’ equity	215,390	219,493

	Three Months Ended
Condensed Cash Flow Information	June 30, 2018	March 31, 2018

Net cash used in operating activities	$(12,331)	$(14,096)
Net cash provided by investing activities	47,843	2,403
Net cash (used in) provided by financing activities	(10,000)	9,202

Our balance sheet position at June 30, 2018, was $32.0 million in cash and cash equivalents on hand, no debt, and working capital of $132.7 million which also includes $7.5 million of held-to-maturity, short-term investments and $43.8 million in assets held for sale, primarily related to our remaining Texas North Yard. Our total available liquidity at August 8, 2018, was as follows:

Available Liquidity	$ (in thousands)
Cash and cash equivalents on hand	$42,308
Held-to-maturity, short-term investments (1)	8,496
Revolving credit agreement	40,000
Less:
Borrowings under our Credit Agreement	—
Outstanding letters of credit	(2,475)
Total available liquidity	$88,329
___________

(1)
Our held-to-maturity, short-term investments include U.S. Treasuries and other investment-grade commercial paper with original maturity dates of six months or less that are traded on active markets with quoted prices.

Quarterly Earnings Conference Call

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, August 10, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2018. The call will be available by webcast which can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the conference call by dialing 1.800.289.0517 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our website two hours after the call and ending August 17, 2018.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. We recently completed the fabrication of complex modules for the construction of a new petrochemical plant, and we completed the newbuild construction of a technologically-advanced offshore service vessel that we delivered on July 31, 2018. Current projects include the construction of ten harbor tug vessels and two offshore marine research vessels. We were recently awarded a contract for the construction of a towing, salvage and rescue ship for the U.S. Navy. In 2015, the Company fabricated wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest liftboats servicing the GOM, one of the deepest production jackets in the GOM and the first SPAR hull fabricated in the United States. The Company's customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators and government entities. The Company operates and manages our business through four operating divisions: Fabrication, Shipyard, Services and our EPC Division. The Company's corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana.

Company information:    Investor Relations:
Kirk J. Meche    David S. Schorlemer
Chief Executive Officer    Chief Financial Officer
713.714.6100    713.714.6106

CAUTIONARY STATEMENT
This release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to such topics as oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.
We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the cyclical nature of the oil and gas industry, changes in backlog estimates, suspension or termination of projects, timing and award of new contracts, financial ability and credit worthiness of our customers, consolidation of our customers, competitive pricing and cost overruns, entry into new lines of business, ability to raise additional capital, ability to sell certain assets, advancement on the SeaOne Project, ability to resolve dispute with a customer relating to the purported termination of contracts to build MPSVs, ability to remain in compliance with our covenants contained in our credit agreement, ability to employ skilled workers, operating dangers and limits on insurance coverage, weather conditions, competition, customer disputes, adjustment to previously reported profits under percentage-of-completion method, loss of key personnel, compliance with regulatory and environmental laws, ability to utilize navigation canals, performance of subcontractors, systems and information technology interruption or failure and data security breaches and other factors described in more detail in “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017.
Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2018	2017	2018	2018	2017
Revenue (1)	$54,014	$45,868	$57,290	$111,304	$83,860
Cost of revenue	54,713	57,488	56,611	111,324	100,378
Gross profit (loss)	(699)	(11,620)	679	(20)	(16,518)
General and administrative expenses	5,092	4,640	4,709	9,801	8,570
Asset impairment	610	—	750	1,360	389
Operating loss	(6,401)	(16,260)	(4,780)	(11,181)	(25,477)
Other income (expense):
Interest income (expense), net	(92)	(146)	(469)	(238)	(205)
Other income, net	7,125	(266)	12	6,814	(257)
Total other income (expense)	7,033	(412)	(457)	6,576	(462)
Income (loss) before income taxes	632	(16,672)	(5,237)	(4,605)	(25,939)
Income taxes (benefit)	83	(5,749)	59	142	(8,561)
Net income (loss)	$549	$(10,923)	$(5,296)	$(4,747)	$(17,378)
Per share data:
Basic and diluted earnings (loss) per share - common shareholders	$0.04	$(0.73)	$(0.35)	$(0.32)	$(1.17)
Cash dividends declared per common share	$—	$0.01	$—	$—	$0.02
________________

(1)
Revenue includes non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the 2016 shipyard asset acquisition of $0.4 million, $0.8 million and $0.3 million for the three months ended June 30, 2018 and 2017 and March 31, 2018, and $0.5 million and $1.9 million for the six months ended June 30, 2018 and 2017, respectively.

Operating Segments
Results of Operations (in thousands, except percentages)

We have structured our operations with four operating divisions and one corporate non-operating division. Our EPC Division was created in December 2017 to manage work we expect to perform for the SeaOne Project and other projects that may require EPC project management services. Our results of our operations by segment for the three and six months ended June 30, 2018, and 2017, are presented below (in thousands, except for percentages).

Fabrication	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$8,590	$13,990	$25,860	$24,199
Gross profit (loss)	(1,667)	1,931	(1,886)	(1,034)
Gross profit (loss) percentage	(19.4)%	13.8%	(7.3)%	(4.3)%
General and administrative expenses	951	833	1,575	1,654
Asset impairment	610	—	1,360
Operating income (loss)	(3,227)	1,098	(4,821)	(2,688)

Shipyard	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$23,620	$18,303	$42,185	$36,724
Gross loss	(2,776)	(13,851)	(3,799)	(15,556)
Gross loss percentage	(11.8)%	(75.7)%	(9.0)%	(42.4)%
General and administrative expenses	597	983	1,393	1,947
Asset impairment	—	—	—	389
Operating loss	(3,374)	(14,834)	(5,192)	(17,892)

Services	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$22,205	$15,396	$44,075	$26,107
Gross profit	3,585	390	6,199	423
Gross profit percentage	16.1%	2.5%	14.1%	1.6%
General and administrative expenses	762	647	1,496	1,313
Operating income (loss)	2,823	(257)	4,703	(890)

EPC	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$882	$—	$955	$—
Gross profit	543	—	235	—
Gross profit percentage	61.6%	n/a	24.6%
General and administrative expenses	485	—	902	—
Operating income (loss)	58	—	(667)	—

Corporate	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$—	$—	$—	$—
Gross loss	(384)	(90)	(769)	(351)
Gross loss percentage	n/a	n/a	n/a	n/a
General and administrative expenses	2,297	2,177	4,435	3,656
Operating loss	(2,681)	(2,267)	(5,204)	(4,007)